EXHIBIT 1


FOR IMMEDIATE RELEASE                                    Contact: Lance Morgan
FRIDAY, JUNE 20, 1997                                           Scott Williams
                                                                  202/822-8766


WASHINGTON D.C. - - The following statement regarding the tobacco negotiations was issued today by Phillip Morris Incorporated; R. J. Reynolds Tobacco Company; Brown and Williamson Tobacco Corporation; and the Lorillard Tobacco
Company:

"Twelve weeks ago, at the beginning of the discussions with State Attorneys General, the public health community, plaintiffs' lawyers and the tobacco industry, few could have imagined, much less predicted, the level of agreement that has been achieved.

"The proposal as outlined by the White House and members of Congress represents a carefully developed consensus on how to best resolve public health concerns immediately, particularly regarding youth access to, and usage of, tobacco products; to permit our companies to operate in a more stable and predictable environment; and to preserve the rights of adults who choose to use tobacco products.

"Negotiations of this size and scope create compromise, not perfection. No one side achieves everything it seeks. In this context, the proposal is a bitter pill because our companies have made concessions that were extremely difficult. But on balance this plan is preferable to the continuation of a decades-long controversy that has failed to produce a constructive outcome for anyone.

"In order to achieve a resolution in the public interest, the tobacco companies have agreed to support, subject to approval by our boards of directors, a package which includes certain legislative and regulatory provisions with which we do not necessarily agree. Nevertheless, the companies are willing to accept legislation incorporating these provisions in the interest of reaching an overall resolution of the important issues facing the industry and the nation.

"We hope that once the White House and the Congressional leadership have completed their reviews, legislation will move forward, bringing with it a new era of cooperation and tolerance with regard to tobacco issues."